UNITEDGLOBALCOM





                                                     December 12, 2002





Personal & Confidential
-----------------------

Mr. Gordon Crawford
Senior Vice President
Capital Research and Management Company
333 South Hope Street
Los Angeles, Ca. 90071

Dear Gordy:

     This letter agreement sets forth our mutual understanding with respect to the proposed transaction (the "Transaction") among Capital Research and Management Company on behalf of The Income Fund of America, Capital World Growth and Income Fund, Inc. and Fundamental Investors, Inc. (together, the "Sellers"), and UnitedGlobalCom, Inc. (the "Purchaser").

     The Transaction will be structured as an acquisition of (x) 2,400 Preference Shares A of United Pan-Europe Communications, N.V. ("UPC"), nominal value (euro)1.00 per share (the "Preference Shares") and (y) to the extent not prohibited by Dutch law, warrants to purchase 1,165,352 ordinary shares A of UPC, nominal value (euro)1.00 per share (the "Ordinary Shares"), at an exercise price of (euro)42.546 per Ordinary Share (the "Warrants," and, together with the Preference Shares, the "UPC Securities"; provided, that to the extent that the Sellers' transfer of the Warrants to the Purchaser is prohibited by Dutch law, "UPC Securities" shall be deemed to be only the Preference Shares), by the Purchaser in exchange for 482,217 shares of its Class A Common Stock, par value $.01 per share ("UGC Shares") in accordance with the attached term sheet (the "Term Sheet"). The Term Sheet constitutes an integral part of this letter agreement and is incorporated herein by reference. The Sellers will deliver the UPC Securities to the Purchaser free and clear of any liens or encumbrances. The Purchaser will deliver the UGC Shares to the Sellers free and clear of any liens or encumbrances, including without limitation, any contractual "lock-up" obligations or rights of first refusal.

     Except as required by law (including the Purchaser's disclosure obligations under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and any disclosures required to be


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December 12, 2002
Page 2


made in connection with the restructuring of UPC), the Purchaser and the Sellers, on behalf of themselves and their representatives, agree to keep strictly confidential all terms of the Transaction and the terms of this letter agreement and Term Sheet.

     The rights and liabilities of the parties to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware, without regard to principles of conflicts of laws, and may be signed in any number of counterparts. Each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this letter agreement and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in the State of Delaware.

     This letter agreement shall not be amended or modified except in writing, signed by the parties hereto. This letter agreement may be executed in one or more counterparts, each of which shall be an original, but all such counterparts shall together constitute but one and the same instrument. All references herein to the date of this letter agreement shall be deemed to be the date that all parties to this agreement shall have executed counterparts of this letter and delivered such counterparts to the other parties hereto.

     Upon its acceptance by you, this letter agreement will evidence our binding mutual understanding with respect to consummating the Transaction substantially in the manner outlined herein and in the attached Term Sheet. Until execution and delivery of definitive documentation with respect to the Transaction (the "Transaction Documents"), the parties agree that this letter shall be binding upon the parties hereto. Upon its acceptance by you, the parties agree to use their commercially reasonable efforts to prepare and execute the Transaction Documents and consummate the Transaction substantially on the terms set forth in this letter agreement as soon as reasonably practicable and in any event on or prior to February 14, 2003, unless otherwise agreed in writing by the parties. The Transaction Documents shall contain customary terms and conditions, including, without limitation, customary representations and warranties.

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December 12, 2002
Page 3


     If the foregoing meets with your approval, please indicate your acceptance of this letter, by signing and returning the accompanying copy of this letter, whereupon it will become our binding agreement.

                                         Very truly yours,

                                         UNITEDGLOBALCOM, INC.


                                         By: /s/ Ellen P. Spangler
                                            ------------------------------------
                                            Name: Ellen P. Spangler
                                            Title: Sr. VP

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December 12, 2002
Page 4

                                  Accepted and agreed to
                                  this 12 day of December, 2002:

                                  CAPITAL RESEARCH AND
                                  MANAGEMENT COMPANY
                                  On behalf of
                                  The Income Fund of America,
                                  Capital World Growth and Income
                                  Fund, Inc.,
                                  and Fundamental Investors, Inc.


                                  By: /s/ Michael J. Downer
                                      ------------------------------------------
                                      Name:  Michael J. Downer
                                      Title:  Vice President and Secretary



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December 12, 2002
Page 5


                                   TERM SHEET
                                   ----------


Consideration:                  Sellers will receive 482,217 UGC Shares in
                                exchange for the UPC Securities.

Closing Date:                   The business day on which the Sellers delivers
                                the UPC Securities to the Purchaser in
                                accordance with the Transaction Documents and the Purchaser delivers the UGC Shares to the Sellers in accordance with the Transaction
                                Documents.

Registration Rights:            The Purchaser will cause the UGC Shares to be
                                delivered to the Sellers to be included in a registration statement on an appropriate form under the Securities Act of 1933, as amended, within 30 days of the Closing Date by amendment to an existing registration statement or by filing a new registration statement, and will use its commercially reasonable efforts to cause such registration statement to become effective within 120 days of the Closing Date.